Exhibit 99.1

Newton Golf Reports Third Quarter 2026 Results, Expands 2.0 Shaft Rollout and Advances Retailer Discussions

CAMARILLO, CA, November 12, 2026 – Newton Golf Company, Inc. (NASDAQ: NWTG) (the “Company”), a technology-forward golf equipment company focused on physics-driven engineering, reported results for the third quarter ended September 30, 2026. Unless otherwise noted, comparisons are to the same period in the prior year.

Financial Highlights

●	Net sales were $1.4 million for the third quarter of 2026, compared to $2.6 million in the prior-year quarter. The decline primarily reflected reduced marketing activity during the transition to a new marketing agency and changes to the Company’s promotional strategy.
●	Gross profit was $820,000, or 59.9% of net sales, compared with $1.7 million, or 67.2% of net sales, in the prior-year quarter. Lower sales volumes caused assembly and pick, pack and shipping labor costs to represent a larger percentage of revenue as the Company maintained its workforce and labor hours.
●	Total operating expenses decreased to $2.2 million from $3.2 million in the prior-year quarter. Selling, general and administrative expenses decreased primarily due to approximately $0.8 million of lower sales and marketing costs, $0.2 million of lower labor costs and $0.1 million of lower public company costs.
●	Loss from operations improved to $1.3 million from $1.5 million in the prior-year quarter, reflecting lower operating expenses, offset by the decrease in gross profit.
●	Net loss was $1.2 million, or $0.23 per basic and diluted share, compared with $1.6 million, or $0.34 per basic and diluted share, in the prior-year quarter. The improvement reflected a noncash gain from changes in the fair value of warrant liabilities and a lower operating loss, partially offset by higher interest expense, deferred financing cost amortization, and a loss on extinguishment of debt.
●	Cash and cash equivalents were $513,000 at September 30, 2026. Subsequent to September 30, 2026, the Company raised approximately $3.0 million in net proceeds from equity financings.
●	Stockholders’ equity was $1.1 million at September 30, 2026. Based on transactions completed through the date hereof, management estimates pro forma stockholders’ equity of approximately $5.2 million.

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Q3 2026 Operational Highlights

●	The manufacturing facility operated under normal manufacturing processes during the quarter. The Company began building inventory in advance of customer orders and is targeting shipment within two days of receiving an order.
●	The Company continued selling its 2.0 Fast Motion driver shaft, Motion driver and fairway shafts, introduced in the second quarter and are identified by green product logos. The 2.0 shafts incorporate refinements to manufacturing techniques, bend profiles, specifications and production tolerances designed to support greater product consistency and a broader fitting profile. Initial professional adoption has included conversions from prior-generation shafts and use of the updated Motion fairway shaft by multiple PGA TOUR Champions players. Professional adoption continued to expand, with more than 80 professional golfers using Newton Motion and Fast Motion shafts across the PGA TOUR, PGA TOUR Champions, LPGA and Korn Ferry Tours at quarter end, compared with more than 77 at the end of the second quarter.
●	The Company’s professional club fitter network grew to approximately 301 accounts at quarter end, compared with approximately 273 at the end of the second quarter.
●	The Company engaged a new marketing agency to sharpen its direct-to-consumer strategy, broaden customer acquisition channels and strengthen brand messaging. It is moving away from frequent sitewide discounts toward selective promotions and purchase incentives designed to increase order size, reinforce brand positioning, and support wholesale opportunities. The Company also increased prices for its Motion driver and fairway shafts to align them with related product lines. Since marketing initiatives resumed, the Company has observed improved returns on advertising spend. A dedicated campaign for the 2.0 platform is expected to launch in November 2026.
●	In July 2026, the Company entered into a $5.0 million senior secured revolving credit facility and exchanged approximately $2.3 million of convertible notes, including accrued interest, for Series A Convertible Preferred Stock. The exchange included a 5% premium and did not provide cash proceeds. At September 30, 2026, $1.0 million of principal was outstanding under the facility, leaving up to $4.0 million available, subject to its terms. Private placements completed during the nine months ended September 30, 2026 generated approximately $1.2 million of net proceeds.
●	On September 23, 2026, the Company acquired, through assignment of an option agreement, the exclusive option to acquire a 100% interest in the Pole Canyon Project, consisting of 16 unpatented lode mining claims totaling approximately 330 acres in White Pine County, Nevada, in exchange for 1,135,891 shares of common stock with an aggregate fair value of $1.3 million. At September 30, 2026, the option had not been exercised and title to the claims had not transferred to the Company. The Company also assumed $165,000 of remaining cash option payments, payable in eight quarterly installments, and recorded the mineral property option at a total cost of $1,474,000 as an asset acquisition. The Pole Canyon Project is a strategic, non-operating asset. The Company’s current operating forecasts do not include project production, revenue, or cash flows and do not assume material exploration or development spending. Any additional project investment would be evaluated separately by management.

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Subsequent Events

●	Subsequent to September 30, 2026, the Company received approximately $1.4 million in net proceeds from ATM sales of 1,344,871 shares at an average price of $1.18 per share, approximately $1.2 million in net proceeds from private placement sales of 967,739 shares at $1.24 per share, and $500,000 in gross proceeds from issuing 5,000 shares of Series A Preferred Stock. The ATM shares were sold at prevailing market prices, while the Company’s other equity issuances were completed at prices above the prevailing market price on the respective transaction dates. On November 6, 2026, the Company converted $1.0 million of revolving credit facility principal, plus a 5% premium, into 211,693 shares of common stock and 7,875 shares of Series A Preferred Stock. The noncash conversion reduced outstanding debt, increased stockholders’ equity and resulted in an approximately $288,000 gain on extinguishment of debt.
●	On October 6, 2026, the Company received a letter from Nasdaq notifying the Company that it had not demonstrated compliance with the $2.5 million minimum stockholders’ equity requirement. The Company requested a hearing before a Nasdaq Hearings Panel (the “Panel”), scheduled for November 12, 2026, and requested an exception under Nasdaq Rule 5815(c)(1)(A) through April 4, 2027 or, alternatively, a finding of compliance under Rule 5815(c)(1)(E). Based on transactions completed through the date hereof, 2026, management estimates stockholders’ equity of approximately $5.2 million. This is the Company’s estimate and has not been confirmed by Nasdaq and the Panel has not issued a decision.
●	The completed financings have strengthened the Company’s liquidity and capital structure. Management expects, however, that additional financing will be required to fund operations and meet obligations during the year following issuance of the financial statements. Management’s plans to obtain additional financing do not alleviate substantial doubt about the Company’s ability to continue as a going concern. Additional financing may not be available on acceptable terms, or at all, and could dilute existing stockholders.

Management Commentary

“In the third quarter, our manufacturing facility operated under normal production processes, and for the first time, we began building inventory ahead of customer orders. This is an important step toward improving product availability and fulfillment. We are targeting shipment within two days of receiving an order,” said Akinobu Yorihiro, interim CEO and CTO of Newton Golf.

“We continued selling our updated 2.0 shafts, which incorporate refinements to manufacturing techniques, bend profiles, specifications and production tolerances. Initial professional adoption has included conversions from prior-generation shafts and use of the updated Motion fairway shaft by multiple PGA TOUR Champions players.

“Reliable supply, shorter lead times and consistent product quality are important to developing wholesale and OEM relationships. We believe our manufacturing improvements and updated shaft versions have strengthened those relationships.

“Our new marketing agency is helping refine our direct-to-consumer strategy, diversify customer acquisition channels and strengthen brand messaging. As carbon fiber availability improved, we selectively resumed marketing initiatives while keeping overall activity below historical levels. We are shifting away from frequent sitewide discounts toward more selective promotions and offers designed to encourage larger purchases. Since marketing initiatives resumed, we have observed improved returns on advertising spend.

“On October 29, we announced the next phase of our expansion in Japan, including the relaunch of our enhanced Japanese e-commerce platform, the local introduction of our 2.0 shafts and a partnership with professional golfer Hiroyuki Fujita.

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“We believe our focus on brand building and more selective promotions has helped open discussions with certain key prospective retail partners. We are now negotiating potential commercial arrangements that could expand access to our Motion and Fast Motion shafts through in-store fitting and e-commerce channels.

“We expect to begin a dedicated marketing campaign for the 2.0 platform in November 2026. Fast Motion fairway wood and hybrid shafts are expected to launch commercially in the first quarter of 2027. Our priorities are to improve fulfillment and product consistency, expand distribution and prepare for upcoming product launches.”

Third Quarter 2026 Financial Summary

Net sales totaled $1.4 million in the third quarter of 2026, a 47% decrease from the prior-year quarter. The decline primarily reflected reduced marketing activity during the transition to a new marketing agency, including limited spending in June and July, and changes to the Company’s promotional strategy. Marketing activity resumed in August. During the quarter, the facility operated under normal manufacturing processes, and the Company began building inventory to improve product availability and fulfillment.

Gross profit totaled $820,000, or 59.9% of net sales, compared with $1.7 million, or 67.2% of net sales, in the prior-year quarter. Lower sales volumes caused assembly and pick, pack and shipping labor costs to represent a larger percentage of revenue as the Company maintained its workforce and labor hours.

Total operating expenses decreased to $2.2 million from $3.2 million in the prior-year quarter. Selling, general and administrative expenses decreased to $2.0 million from $3.1 million, primarily reflecting approximately $0.8 million of lower sales and marketing costs, $0.2 million of lower labor costs and $0.1 million of lower public company costs. Research and development expenses were $198,000, compared with $182,000. Loss from operations improved to $1.3 million from $1.5 million.

Net loss was $1.2 million, or $0.23 per basic and diluted share, compared with $1.6 million, or $0.34 per basic and diluted share, in the prior-year quarter. The improvement reflected a lower operating loss and a $302,000 noncash gain from changes in the fair value of warrant liabilities, compared with a $96,000 noncash loss from warrant liabilities in the prior-year quarter. These improvements were partially offset by higher net interest expense, amortization of deferred financing costs and a loss on extinguishment of debt.

First Nine Months 2026 Financial Summary

Net sales were $3.7 million for the nine months ended September 30, 2026, a 37% decrease from $5.9 million in the prior-year period. During the first six months, manufacturing transition activities and temporary carbon fiber supply constraints reduced production throughput and delayed certain shipments. In the third quarter, the facility operated under normal manufacturing processes, while sales were affected by reduced marketing activity during the transition to a new agency and changes to the Company’s promotional strategy.

Gross profit was $2.4 million, or 64.2% of net sales, compared with $4.0 million, or 68.0% of net sales, in the prior-year period. The decrease reflected manufacturing inefficiencies and idle capacity during the first six months, as well as third-quarter labor costs that did not decline in proportion to lower sales.

Total operating expenses decreased to $7.8 million from $9.0 million in the prior-year period. Selling, general and administrative expenses decreased to $7.0 million from $8.4 million, primarily reflecting approximately $1.8 million of lower sales and marketing expenses, partially offset by approximately $0.5 million of idle manufacturing costs, $0.2 million of increased stock-based compensation expense and a $0.1 million increase in professional services, among other items. Research and development expenses increased to $894,000 from $607,000, primarily reflecting manufacturing labor reclassified to research and development for product and manufacturing process improvements. Loss from operations was $5.5 million, compared with $5.0 million.

Net loss was $6.2 million, or $1.27 per basic and diluted share, compared with $3.6 million, or $1.07 per basic and diluted share, in the prior-year period. The increase reflected a higher operating loss and an unfavorable $1.7 million change in warrant valuations, from a $1.3 million noncash gain in the prior-year period to a $382,000 noncash loss in the current period. The current-period results also included interest expense, amortization of debt discount and deferred financing costs, and a loss on extinguishment of debt.

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About Newton Golf

At Newton Golf, we apply the principles of physics to the design and performance of premium golf equipment. Formerly known as Sacks Parente, our rebranding reflects our commitment to innovation inspired by Sir Isaac Newton, the father of physics. By applying Newtonian principles to every aspect of our design process, we create precision-engineered golf equipment including Newton Motion shafts and Gravity putters that deliver unmatched stability, control, and performance. Our mission is to empower golfers with scientifically advanced tools that maximize consistency and accuracy, ensuring every swing is backed by the laws of physics. For more information, visit newtongolf.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the future financial performance of Newton Golf Company (the “Company”) and involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements.

In some cases, forward-looking statements can be identified by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “potential,” or similar expressions. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to support working capital needs, operational scaling initiatives, and future growth opportunities, growth strategy, product innovation and development, expansion of distribution channels, brand adoption among professional fitters and golfers, anticipated market opportunities, future business prospects, inventory-building and two-day shipment goals, anticipated timing of product launches and marketing campaigns, expected operating leverage, additional financing needs, the mineral property option, and the Company’s ability to regain and maintain compliance with Nasdaq’s continued listing requirements and maintain the listing of its common stock on Nasdaq.

These forward-looking statements reflect the Company’s current expectations and projections based on information available as of the date of this release and are subject to a number of risks and uncertainties, including, but not limited to, general economic and business conditions; changes in consumer demand and industry trends; competition in the golf equipment market; the Company’s ability to execute its strategic initiatives; supply chain disruptions; the availability of additional financing on acceptable terms and potential dilution; the Company’s ability to obtain additional debt or equity financing and achieve improved operating performance, upon which its ability to continue as a going concern depends; the outcome of Nasdaq proceedings; and the ability to reach definitive distribution agreements; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company cautions investors that forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

The Company will not host a conference call in connection with its third-quarter 2026 financial results.

Company Contact Jeff Clayborne CFO and COO Tel (855) 563-9866 Email Contact	Investor Relations Contact Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7557 Email Contact

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NEWTON GOLF COMPANY, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Nine months ended September 30, 2026 and 2025

(Unaudited)

(Amounts rounded to nearest thousand, except share and per share amounts)

	Three Months Ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

Net sales	$1,368,000	$2,582,000	$3,675,000	$5,860,000
Cost of goods sold	548,000	848,000	1,316,000	1,875,000
Gross profit	820,000	1,734,000	2,359,000	3,985,000

Operating expenses
Selling, general and administrative expenses	1,954,000	3,056,000	6,952,000	8,360,000
Research and development	198,000	182,000	894,000	607,000
Total operating expenses	2,152,000	3,238,000	7,846,000	8,967,000

Loss from operations	(1,332,000)	(1,504,000)	(5,487,000)	(4,982,000)

Interest (expense) income, net	(93,000)	20,000	(138,000)	94,000
Amortization of debt discount	-	-	(37,000)	-
Amortization of deferred financing costs	(20,000)	-	(20,000)	-
Loss on extinguishment of debt	(96,000)	-	(96,000)	-
Loss on disposal of asset	-	-	(16,000)	-
Change in fair value of warrant liabilities	302,000	(96,000)	(382,000)	1,263,000
Net loss	$(1,239,000)	$(1,580,000)	$(6,176,000)	$(3,625,000)

Loss per share – basic and diluted	$(0.23)	$(0.34)	$(1.27)	$(1.07)

Weighted average number of shares outstanding – basic and diluted	5,378,240	4,602,070	4,860,030	3,395,389

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NEWTON GOLF COMPANY, INC.

CONDENSED BALANCE SHEETS

(Amounts rounded to nearest thousand, except share and per share amounts)

	September 30, 2026	December 31, 2025
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$513,000	$1,298,000
Accounts receivable, net	255,000	102,000
Inventory, net of reserve for obsolescence of $60,000 and $135,000, respectively	780,000	374,000
Prepaid expenses and other current assets	601,000	413,000
Total Current Assets	2,149,000	2,187,000

Property and equipment, net	780,000	880,000
Right-of-use asset, net	55,000	84,000
Software licensing agreement, net	-	25,000
Deferred financing costs	144,000	-
Deferred offering costs	189,000	123,000
Mineral property option	1,474,000	-
Total Assets	$4,791,000	$3,299,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,942,000	$1,428,000
Customer deposits	3,000	75,000
Lease liability, current	43,000	40,000
Software licensing obligation, current	-	41,000
Note payable – mineral property option	83,000	-
Warrant liability	488,000	745,000
Total Current Liabilities	2,559,000	2,329,000

Lease obligations – noncurrent	12,000	44,000
Line of credit – noncurrent	1,000,000	-
Notes payable – mineral rights	82,000	-
Total Liabilities	3,653,000	2,373,000

Commitments and Contingencies

Stockholders’ Equity:
Series A Preferred Stock $.01 par value, 5,000,000 shares authorized, 24,093 and 0 shares issued and outstanding, respectively	2,144,000	-
Common stock, $.01 par value, 45,000,000 shares authorized, 7,651,166 and 4,592,063 shares issued and outstanding	77,000	45,000
Additional paid-in-capital	33,182,000	28,970,000
Accumulated deficit	(34,265,000)	(28,089,000)
Total Stockholders’ Equity	1,138,000	926,000

Total Liabilities and Stockholders’ Equity	$4,791,000	$3,299,000

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The pro forma balance sheet below reflects the effect of financing transactions completed through November 9, 2026.

NEWTON GOLF COMPANY, INC.

PRO FORMA BALANCE SHEET

(Amounts rounded to nearest thousand)

	As Reported September 30, 2026	Post September 30 Adjustments	Note	Pro Forma
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$513,000	$3,224,000	1,2,3	$3,737,000
Prepaid expenses and other current assets	1,636,000	(189,000)	1	1,447,000
Total Current Assets	2,149,000	3,035,000		5,184,000

Mineral rights and other assets	2,642,000	-		2,642,000
Total Assets	$4,791,000	$3,035,000		$7,826,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$2,559,000	$-		$2,559,000

Other noncurrent liabilities	94,000	-		94,000
Line of credit – noncurrent	1,000,000	(1,000,000)	4	-
Total Liabilities	3,653,000	(1,000,000)		2,653,000

Stockholders’ Equity:
Series A Preferred stock	2,144,000	1,061,000	3,4	3,205,000
Common stock and additional paid-in-capital	33,259,000	2,686,000	1,2,4	35,945,000
Accumulated deficit	(34,265,000)	288,000	4	(33,977,000)
Total Stockholders’ Equity	1,138,000	4,035,000		5,173,000

Total Liabilities and Stockholders’ Equity	$4,791,000	$3,035,000		$7,826,000

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(1)	Reflects the sale of 1,344,871 shares of common stock under the Company’s at-the-market offering program at an average price of $1.18 per share. The sale generated gross proceeds of approximately $1.6 million and net cash proceeds of approximately $1.4 million after offering costs. The increase in stockholders’ equity was approximately $1.4 million after amortization of capitalized deferred offering costs.

(2)	Reflects the sale of 967,739 shares of common stock in a private placement at a price of $1.24 per share. The Company received net cash proceeds of approximately $1.2 million after deducting offering costs.

(3)	Reflects a direct investment of $500,000 for the issuance of 5,000 shares of the Company’s Series A Convertible Preferred Stock.

(4)	Reflects an exchange agreement with the holder of the revolving line of credit, pursuant to which $750,000 of principal was exchanged for 7,875 shares of the Company’s Series A Preferred Stock with a fair value of $561,000.

In addition, the holder exchanged $250,000 of principal for 211,693 shares of common stock with a fair value of $151,000. The Company recognized an approximately $288,000 gain on extinguishment of debt.

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